Exhibit 99.2

The Board of Directors
Science Applications International Corporation
12010 Sunset Hills Rd.
 Reston, Virginia 20190

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated September 9, 2018, to the Board of Directors of Science Applications International Corporation (“SAIC”) as Annex C to, and all references to Stone Key Parents LLC and Stone Key Securities LLC under the headings “SUMMARY—Opinions of SAIC’s Financial Advisors” and “THE MERGER AND THE STOCK ISSUANCE—Opinions of SAIC’s Financial Advisors” in, the joint proxy statement/prospectus relating to the proposed transaction involving SAIC and Engility Holdings, Inc. (“Engility”), which joint proxy statement/prospectus forms a part of the initially filed Registration Statement on Form S-4 of SAIC on October 18, 2018 (the “Registration Statement”).

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), joint proxy statement/prospectus or any other document, except in accordance with our prior written consent. In giving such consent, we do not admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

STONE KEY PARTNERS LLC

By:	/s/ Michael Urfirer
Chairman & Chief Executive Officer

STONE KEY SECURITIES LLC

By:	/s/ Michael Urfirer
Chairman & Chief Executive Officer

Greenwich, Connecticut
October 18, 2018